EX 10.21

FIRST AMENDMENT TO

REVOLVING CREDIT, GUARANTY AND SECURITY AGREEMENT

This First Amendment to Revolving Credit, Guaranty and Security Agreement (this “Amendment”) dated as of November 15, 2019 is by and among Rocky Brands, Inc., an Ohio corporation, Lehigh Outfitters, LLC, a Delaware limited liability company, Lifestyle Footwear, Inc., a Delaware corporation, Rocky Brands US, LLC, a Delaware limited liability company, Rocky Brands International, LLC, an Ohio limited liability company, Rocky Outdoor Gear Store, LLC, an Ohio limited liability company (collectively, “Borrower”), THE HUNTINGTON NATIONAL BANK, a national banking association (as agent for the Lenders, “Agent”), and the lenders party to the Agreement, as hereinafter defined (the “Lenders”).

BACKGROUND

A.Borrower, Agent and the Lenders entered into that certain Revolving Credit, Guaranty and Security Agreement dated as of February 13, 2019 (as may be amended, modified, extended, or restated from time to time, the “Agreement”), pursuant to which the Agent and the Lenders extended certain financing accommodations to Borrower.

B.The parties hereto have agreed to modify the terms and conditions of the Agreement as more fully set forth herein.

C.Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

NOW THEREFORE, in consideration of the terms, conditions and covenants set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, promise and agree as follows:

1. Amendment to Section 1.2 (General Terms – New Definitions). Section 1.2 of the Agreement is hereby amended by adding the following definitions thereto in proper alphabetical order:

“Letter of Credit Exposure” shall mean, at any time, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all disbursements relating to Letters of Credit that have not been reimbursed by the Borrowers.

“LIBOR Transition Event” shall mean (a) a public statement or publication of information by or on behalf of the administrator of the London interbank offered rate incorporated into the Eurodollar Rate (“LIBOR”) (or the U.S. Federal Reserve System or a regulatory supervisor, insolvency official, resolution authority, court or other entity with jurisdiction or authority over such administrator) that states that such administrator has ceased or will cease to provide LIBOR permanently or indefinitely; provided, that at such time there is no successor administrator that will continue to provide LIBOR or (b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Replacement Index” shall mean the sum of: (a) the alternate index rate (which may be based on the SOFR) that has been selected by Agent and (b) the adjustment factor (which may be a positive or negative value or zero) that has

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been selected by Agent; provided, that if the Replacement Index shall be less than zero, such rate shall be zero for purposes of this Agreements.  In making such selections, Agent shall give due consideration to (i) any selection or recommendation by the Federal Reserve Board and/or the Federal Reserve Bank of New York (or a committee officially endorsed or convened thereby) or any successor thereto or (ii) any evolving or then-prevailing market convention for such rate or adjustment.

“Revolving Exposure”  shall mean, at any time, the sum of the outstanding principal amount of Revolving Advances and Letter of Credit Exposure at such time.

“SOFR” shall mean the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of such benchmark (or a successor administrator).

2. Amendment to Section 1.2 (General Terms – Existing Definitions).  Section 1.2 of the Agreement is hereby amended by deleting the following definitions in their entirety and replacing them with the following:

“Eurodollar Rate”  shall mean the rate obtained by dividing: (a) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. Dollars in the London interbank market for the related Interest Period, as determined by Agent in its discretion based upon reference to information which appears on page LIBOR01, captioned ICE Benchmark Administration Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by Agent, such other reasonably comparable money rate service as Agent may select) or upon information obtained from any other reasonable procedure, as of two Business Days prior to the first day of a Interest Period; by (b) an amount equal to one minus the stated maximum  rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of each Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, or any other regulations of any governmental authority having jurisdiction with respect thereto as conclusively determined by Agent.  Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically, without notice to the Borrowing Agent, on the first day of each Interest Period.  The interest rate change will not occur more often than each month.  If the Eurodollar Rate is determined to be less than zero, such index shall be deemed to be zero for the purposes of this Agreement.  Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

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“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided,  however, that: (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such a rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average of quotations for such day on such transactions received by HNB from three federal funds brokers of recognized standing selected by Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Prime Commercial Rate” shall mean, for any day, the rate established by Agent from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily Agent’s most favored rate.  Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically without notice to the undersigned immediately with each change in the Prime Commercial Rate.  The interest rate change will not occur more often than each Business Day.  If the Prime Commercial Rate becomes unavailable, after notifying Borrowing Agent and in consultation with therewith, Agent may designate a substitute index; provided that the final determination shall be made solely by Agent in its Permitted Discretion.  Notwithstanding the foregoing, if the Prime Commercial Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

3. Amendment to Section 3.8 (Basis For Determining Interest Rate Inadequate or Unfair). Section 3.8 of the Agreement is hereby amended by adding the following new subsection (c) thereto:

(c)Notwithstanding anything to the contrary in this Agreement, including, without limitation, this Section 3.8, or the Other Documents, following the occurrence of a LIBOR Transition Event, Agent may amend this Agreement to replace the Eurodollar Rate with a Replacement Index and, from time to time, Agent may amend this Agreement to make such technical, administrative or operational changes that Agent reasonably determines are appropriate to reflect the adoption of such Replacement Index and permit the administration thereof by Agent.  Any amendment pursuant to this Section shall become effective upon written notice thereof to Borrowing Agent and Lenders, without any further action or consent of Borrower or Lenders.

4. Amendment to Section 9.2 (Schedules). Section 9.2 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

9.2Schedules.  At any time that the Revolving Exposure is $0, deliver to Agent on or before the fifteenth (15th) day of the first month of each fiscal quarter as and for the prior fiscal quarter (a) Receivables aging inclusive of

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reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) a report of sales, credits, cash, and collections, (d) Inventory reports, and (e) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided that, the Borrowers may, but shall not be obligated to (except as set forth in the following sentence), deliver the foregoing more frequently than once per fiscal quarter;  provided further that, if the Revolving Exposure is greater than $0, the Borrowers shall deliver the foregoing documentation prior to incurring any Revolving Exposure for the month prior to incurring the Revolving Exposure, and for each month thereafter on or before the fifteenth (15th) day of each month for the prior month.  Commencing upon the date on which the sum of Undrawn Availability plus Qualified Cash is less than the least of: (i) 13.33% of the Formula Amount, (ii) 13.33% of the Maximum Revolving Advance Amount, and (iii) $10,000,000, for a period in excess of five (5) consecutive days, unless waived by Agent in its sole discretion or until such time as the sum of Undrawn Availability plus Qualified Cash is greater than the least of: (i) 16.67% of the Formula Amount, (ii) 16.67% of the Maximum Revolving Advance Amount, or (iii) $12,500,000, for a period in excess of ten (10) consecutive days thereafter, deliver to Agent on or before the second (2nd) Business Day of each week as and for the prior week, a report of sales, credits, and collections (which shall be calculated as of the last day of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement).  In addition, each Borrower will deliver to Agent at such intervals as Agent may require in its Permitted Discretion:  (A) confirmatory assignment schedules, (B) copies of Customer’s invoices, (C) evidence of shipment or delivery, and (D) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including trial balances and test verifications.  Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.  The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by Borrowing Agent and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

5. Amendment to Section 9.9 (Monthly Financial Statements). Section 9.9 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

9.9Monthly Financial Statements.  Furnish Agent within thirty (30) days after the end of each month (other than the months of March, June, September and December, which shall be furnished within forty-five (45) days after the end of each such month) for Parent and its Subsidiaries on a consolidated and consolidating basis, an unaudited balance sheet and unaudited statements of income and cash flow reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments.  The reports shall be accompanied by a Compliance Certificate, and each Compliance Certificate

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corresponding with a quarter-end shall include a calculation of the Fixed Charge Coverage Ratio for the most recent four (4) quarters;  provided that, if the Revolving Exposure is $0, only the financial statements furnished for the months of March, June, September and December shall be accompanied by a Compliance Certificate.  Notwithstanding the foregoing, (a) the obligations in this Section 9.9 may be satisfied with respect to quarterly consolidated financial information of the Parent and its consolidated Subsidiaries by furnishing the financial statements of the Parent contained in its Form 10-Q filed with the SEC, and (b) Borrowing Agent shall furnish to Agent quarterly consolidating financial statements of Parent and its Subsidiaries.

6. Conditions to Effectiveness.  This Amendment shall be effective upon completion of the following (each of such documents and/or actions to be in form and substance acceptable to Agent in its sole discretion):

(a)	Execution and delivery of this Amendment by all parties hereto, including the Consent of the Subordinated Creditor;

(b)	Payment by Borrower of any and all costs, fees and expenses of Agent (including reasonable attorneys’ fees) in connection with this Amendment; and

(c)	Such other agreements and documents related hereto as Agent may reasonably require.

7. Representations and Warranties. Borrower represents and warrants to Agent and each Lender :

(a)The execution, delivery and performance by Borrower of this Amendment and the transactions contemplated herein (i) are and will be within the powers of Borrower, (ii) have been authorized by all necessary actions of Borrower, (iii) are not and will not be in contravention of any order of any court or other agency of government, or of any law to which Borrower or any property of Borrower is bound, and (iv) are not and will not be in conflict with, or result in a breach of or constitute (with due notice and/or lapse of time) a default under the articles of organization, articles of incorporation, code of regulations, operating agreement, as applicable, or any material indenture, agreement or undertaking to which Borrower is a party or by which Borrower or any property of Borrower are bound;

(b)This Amendment and any other agreements, instruments or documents executed and/or delivered in connection herewith, shall be valid, binding and enforceable against Borrower in accordance with their respective terms except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(c)Each of the representations and warranties contained in, and each of the exhibits and/or schedules attached to, the Agreement, as amended hereby, and the Other Documents are true, correct and complete in all material respects as of the date hereof;

(d)No event or condition which has or is likely to have a Material Adverse Effect as to Borrower has occurred from the Closing Date except with effect of the issues addressed in this Amendment to the date hereof; and

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(e)Upon the effectiveness of this Amendment, no Default or Event of Default is outstanding under the Agreement.

8. Confirmation of Security Interests.  Borrower confirms and agrees that all prior security interests and liens granted to Agent, for the benefit of the Lenders, in all existing and future assets of any Borrower remain unimpaired and in full force and effect and shall continue to cover and secure all Obligations.  Borrower further confirms and represents that all of the collateral of Borrower remains free and clear of all liens other than those in favor of Agent, for the benefit of the Lenders, or as otherwise permitted in the Agreement.  Nothing contained herein is intended to in any way impair or limit the validity, priority or extent of Agent’s security interest in and liens upon the collateral of Borrower.

9. Obligations Absolute.  Borrower covenants and agrees (a) to pay the balance of any principal, together with all accrued interest, as specified above in connection with any promissory note executed and evidencing any indebtedness incurred in connection with the Agreement, as modified by this Amendment pursuant to the terms set forth therein and (b) to perform and observe covenants, agreements, stipulations and conditions on its part to be performed hereunder or under the Agreement and all other documents executed in connection herewith or thereof.

10. No Set Offs Etc. Borrower hereby declares that, prior to or in connection with the execution of this Amendment, (a) Borrower has no set offs, counterclaims, defenses or other causes of action against Agent or any Lender arising out of the Agreement, any Other Document or any related documents, and (b) to the extent any such set offs, counterclaims, defenses or other causes of action may exist, whether known or unknown, such items are hereby waived by Borrower.

11. Release.  Borrower hereby releaseS, waiveS and forever relinquishES all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, including any so-called “lender liability” claims or defenses which it HAS, may haVE, or might assert now or in the future against AGENT, ANY LENDER and/or THEIR respective officers, directors, employees, agents, attorneys, accountants, consultants, successors, and assigns (individually, a “Releasee” and collectively, the “Releasees”), directly or indirectly, arising out of, based upon, or in any manner connected with (A) any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, or was taken or permitted prior to the execution of this Amendment with respect to the Obligations, the Agreement, the other Documents, or the administration thereof, (B) any discussions, commitments, negotiations, conversations, or communications with respect to the Obligations or (C) any thing or matter related to any of the foregoing prior to the execution of this Amendment.  The inclusion of this paragraph in this Amendment and the execution of this Amendment by AGENT does not constitute an acknowledgment or admission by AGENT OR ANY LENDER of liability for any matter, or a precedent upon which any liability may be asserted.

12. Fees and Expenses.  Borrower shall reimburse Agent, on behalf of the Lenders, for all costs and expenses incurred in connection with this Amendment, including, without limitation, reasonable attorneys’ fees.

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13. Non-Waiver.  This Amendment does not obligate Agent or any Lender to agree to any other modification of the Agreement nor does it constitute a course of conduct or dealing on behalf of Agent or any Lender or a waiver of any other rights or remedies of Agent or any Lender.  No omission or delay by Agent or any Lender in exercising any right or power under the Agreement, this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any Default or Event of Default, other than as explicitly waived herein, or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

14. Incorporation.  This Amendment is incorporated by reference into, and made part of, the Agreement which, except as expressly modified herein, remains in full force and effect in accordance with its terms.

15. No Modification.  No modification of this Amendment or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

16. Headings. The headings of any section or paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.
17. Successors and Assigns. This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
18. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Ohio, excluding the provisions related to conflicts of laws.

19. Severability.  The provisions of this Amendment are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

20. Counterparts, Electronic Signature.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Electronic signature by facsimile or .pdf shall have the same force and effect as a manually signed original signature hereto.

[SIGNATURE PAGES follow]

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IN WITNESS WHEREOF, this Amendment is hereby executed on the date first written above.

BORROWER:

ROCKY BRANDS, INC.,

an Ohio corporation

By:

Name: Thomas D. Robertson

Title: Executive Vice President, Chief Financial Officer and Treasurer

LEHIGH OUTFITTERS, LLC,

a Delaware limited liability company

By:

Name: Thomas D. Robertson

Title: Executive Vice President, Chief Financial Officer and Treasurer

LIFESTYLE FOOTWEAR, INC.,

a Delaware corporation

By:

Name: Thomas D. Robertson

Title: Executive Vice President, Chief Financial Officer and Treasurer

ROCKY BRANDS US, LLC,

a Delaware limited liability company

By:

Name: Thomas D. Robertson

Title: Executive Vice President, Chief Financial Officer and Treasurer

ROCKY BRANDS INTERNATIONAL, LLC,

an Ohio limited liability company

By:

Name: Thomas D. Robertson

Title: Executive Vice President, Chief Financial Officer and Treasurer

{8239466:2 }Signature Page to First Amendment to Revolving Credit, Guaranty and Security Agreement

ROCKY OUTDOOR GEAR STORE, LLC,

an Ohio limited liability company

By:

Name: Thomas D. Robertson

Title: Executive Vice President, Chief Financial Officer and Treasurer

AGENT AND LENDER:

THE HUNTINGTON NATIONAL BANK,

 a national banking association

By:

Name: Barry J. Shetzer

Title:  Vice President

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Schedule 1 – Commitments of the Lenders